                                    AGREEMENT

     THIS AGREEMENT entered into this 26th day of October, 2000, by and between Ballistic Recovery Systems, Inc. ("BRSI"), with its principal place of business located at 300 Airport Rd., South St. Paul, MN, and Charles F. Parsons ("Parsons"), of 14040 Shultz Rd., Ft. Myers, FL, as follows:

                                   WITNESSETH

     WHEREAS, BRSI manufactures certain whole aircraft parachute recovery systems including that certified for use on the Cessna-150 aircraft (the "GARD-150"), which has been the subject of a prior September 8, 2000, Agreement between the parties;

     WHEREAS, BRSI is seeking funding for development and certification for a whole aircraft parachute recovery system for the Cessna-172 aircraft and, without limitation, other similar aircraft within allowable FAA certification (the "GARD-172"). To that end and as a point of clarification, it is the intention of BRSI to explore the possibility of and request certification of other like kind aircraft along with the Cessna 172, however, no assurances can be made as to the success of such a request. In the event that other like kind aircraft are not allowed or included reasonably within the certification sought under this agreement, then this agreement shall include certification for the Cessna 172 aircraft only;

     WHEREAS, Parsons has, pursuant to this Agreement, agreed to provide certain funding, partly in the form of equity, to BRSI for development and certification of the GARD-172 in exchange for certain stock in BRSI, royalties on future BRSI parachute recovery systems delivered by BRSI, and certain exclusive purchase and sale rights for the GARD-172, subject to all of the terms and conditions contained herein;

     NOW THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the mutual promises, agreements, terms, provisions and conditions contained herein, and other good and valuable consideration in hand paid and delivered, the parties agree as follows:

1. In consideration of Parsons' exclusive sales and marketing efforts relating to the GARD-150, Parsons' interest and desire to be given certain exclusive purchase/sale rights for the GARD-172, and in further consideration of BRSI's and Parsons' desire that Parsons be given certain royalty rights pursuant to the terms and conditions of this Agreement, promptly upon the effective date of this Agreement, Parsons shall tender and deliver to BRSI the sum of Two Hundred Thousand Dollars ($200,000.00). In consideration thereof, BRSI shall immediately cause Parsons to be issued Two Hundred Thousand (200,000) shares of restricted stock in BRSI.

2. In further consideration of all of the terms and conditions of this Agreement, and the relationship between the parties, Parsons is hereby granted the right to receive royalty

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payments as follows: Parsons shall be entitled to receive and shall receive a royalty of One Thousand Dollars ($1,000.00) for each of the first One Hundred and Thirty (130) GARD-172 units sold by either BRSI or Parsons, whereupon Parsons' right to receive royalty payments shall cease and be extinguished. Notwithstanding the foregoing, if for any reason the GARD-172 is not certified within thirty-six (36) months of the effective date of this Agreement or it is determined prior to that date that certification will not be forthcoming, Parsons shall be entitled to receive royalty payments of One Thousand Dollars ($1,000.00) for each GARD-150 Unit of a total of 196 GARD-150 Units sold by Parsons pursuant to the September 8, 2000, Agreement between the parties, or by BRSI, whereupon his right to receive royalty payments shall cease and be extinguished. If after thirty (36) months, the GARD-172 later becomes certified by the FAA, Parsons may be entitled to receive royalty payments for both the GARD-172 and GARD-150 sold by either Parsons or BRSI for a total of 196 units for both products. At Parsons' option, royalty payments may be in the form of a reduced GARD-172 or GARD-150 unit purchase price to Parsons or in the form of direct cash payments from BRSI to Parsons. The parties acknowledge that Parsons has presently elected to receive royalties in the form of direct cash payments from BRSI.

3. The parties acknowledge and agree that BRSI has, as part of an established funding program initiated prior to the date of this Agreement, sought to acquire funding, in the form of refundable deposit moneys for GARD-172s, for the development, testing and certification of the GARD-172, from owners or contract purchasers of Cessna 172 aircraft. BRSI may at its option continue this program but only to the earlier of twelve (12) months from the effective date of this Agreement or until no more than fifty (50) units are sold by BRSI as part of its program. At the earliest of either of the two foregoing circumstances to occur, BRSI shall immediately cease and discontinue its program.

4. In further consideration of all of the terms and conditions contained in this Agreement, throughout the term of this Agreement and any extension thereof, Parsons shall have the exclusive purchase/sale rights for all GARD-172 Units excepting those identified in Paragraph 5 below. Notwithstanding the foregoing, BRSI shall be free to receive and fulfill any sales order made directly to it by a customer, at the customer's request, provided as follows:

     A. The purchase price to any such customer shall be at the then existing published retail price;

     B. Upon its receipt of such an order, BRSI shall immediately notify Parsons in writing of said order, and include the name and address of the customer, the quoted purchase price, the identified or projected delivery date and any and all other relevant terms and conditions incidental to said sale. Parsons shall have five (5) business days from his receipt of said notice within which to solidify any pending orders and to make any additional orders or specify delivery dates to BRSI which shall be in priority over any orders received and fulfilled directly by BRSI;

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     C.   Upon its receipt of the purchase price from a customer for a direct order, BRSI shall immediately remit to Parsons the difference between the Unit cost to Parsons and the purchase price to the customer, less a $250.00 service fee.

5. Nothing in this Agreement shall preclude BRSI from conducting direct sales activities of the GARD-172, without right or obligation to Parsons for any commission, but excluding Parsons' right to receive royalties as provided in Paragraph 2 above, to the following:

          i.    Embry Riddle;
          ii.   University of North Dakota;
          iii.  The United States Military;
          iv. Newly Manufactured Cessna or other newly manufactured aircraft covered under the certification of the GARD-172; and
          v. The first fifty (50) customers providing refundable deposits as identified herein Paragraph 3 above.

6. The rights, title and interests granted to Parsons by BRSI pursuant to this Agreement for the GARD-172 are exclusive, subject to Paragraph 5 above. Although any and all sales and marketing efforts relating to the GARD-172 and pursuant to this Agreement are the responsibility of Parsons, BRSI shall make it and its agents and employees available to Parsons for the purpose of providing reasonable and necessary information, existing literature, brochures and other information and documents, which might reasonably aid in these efforts, and is free to pursue independent marketing efforts for the GARD-172 in conjunction with its direct sale rights.

7. BRSI agrees to supply Parsons with, and Parsons agrees to order from BRSI, no less than a minimum number of GARD-172 units, with said minimum unit levels to be determined over three (3) separate periods (each hereinafter referred to as "Period") following the delivery to Parsons of the first GARD-172 Unit delivered to Parsons following final approval and certification by the FAA, as follows:

                           PERIOD                             UNIT
                           1:                                          10
                           2:                                          25
                           3:                                          40


Immediately upon BRSI's receipt of certification and approval from the FAA for the GARD-172, it shall begin production of no less than one (1) GARD-172 Unit, and BRSI shall deliver one (1) Unit to Parsons on an ASAP basis. The first Period shall commence on the first day after BRSI tenders and delivers the first Unit to Parsons.

     A. Each Period shall be twelve (12) months in length and, except for the first Period, shall commence one (1) day after the last day of the proceeding

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          Period; provided that during the initial three (3) Periods of this
          Agreement (the "Initial Term"), Parsons is granted an additional twelve (12) months, on a cumulative basis, in which to extend any Period, but no Period may be extended for a time greater than six (6) months from the last day of said Period. In the event of any extension, the next Period shall commence one (1) day after the last date of the extended Period.

     B. The minimum purchase/sale levels provided for each Period shall be determined by taking an average of total purchases/sales over the applicable Period and each prior Period during the term or any extension thereof this Agreement.

8. It is the intention of the parties that the term of this Agreement be extended indefinitely so long as no less than the minimum purchase/target levels are being met. Accordingly, Parsons shall at all times have the continuing right, subject to the approval of BRSI, which shall not be unreasonably withheld, to extend the term of this Agreement for separate and distinct twelve
(12) month Periods beyond the Initial Term of this Agreement. It shall at all times and on a continuing basis throughout the term of this Agreement or any extended term be conclusively presumed that Parsons has elected to extend this Agreement for an additional Period unless he first provides notice to BRSI in writing within thirty (30) days of the last day of the prior Period indicating his election not to continue or extend this Agreement. In the event Parsons elects not to extend this Agreement for any Period, this Agreement shall terminate and Parsons shall have no right to reinstate this Agreement for a subsequent Period. Subject to averaging as provided in Paragraph 7.B. above, the minimum Unit purchase/sale levels for each separate twelve (12) months being an extended Period identified herein shall be as follows:

     A. 50 Units in Period 4;
     B. 58 Units in Period 5;
     C. A 10% increase over each prior Period's minimum Unit purchase/sale level for the next five (5) Periods;
     D. For Periods 11 and beyond, the minimum Unit purchase/sale levels shall be no more than that minimum purchase/sale level for Period 10.

9. In the event that the minimum target orders are not met by Parsons for any Period of this Agreement, BRSI's sole and exclusive right, option, and cause shall be to terminate Parsons' exclusive purchase and sale rights of the GARD-172 under this Agreement; provided that notwithstanding the failure to meet minimum target orders, Parsons may continue to sell GARD-172 Units on a non-exclusive basis until such time as no less than One Hundred and Thirty (130) GARD-172 Units have been purchased from BRSI by Parsons on the price and delivery and related terms and conditions provided hereby this Agreement. Notwithstanding the foregoing, Parsons shall have thirty (30) days after his receipt of notice to him advising him of said failure in which to cure said failure and in which such case said termination of exclusivity shall be ineffective. In the event of any termination, BRSI agrees to fulfill and complete any existing orders previously made by Parsons and outstanding.

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10. No less than within fourteen (14) days of the beginning of each separate annual period Parsons agrees that he shall provide BRSI with a production forecast and estimated delivery schedule for that respective annual period. Delivery dates for each Period must be specified for a date occurring within each respective Period, or any extension thereof. The minimum delivery date for any Unit orders shall be one hundred and twenty (120) days from the date of ordering. At any time more than one hundred and twenty (120) from the date of any previously identified delivery date, Parsons shall be entitled to change a delivery date for any Unit Order. Should Parsons change a delivery date on or less than one hundred and twenty (120) days from a previously identified delivery date, a deposit of 50% of the purchase price shall be required and shall be paid by Parsons to BRSI no less than ninety (90) days from the prior identified delivery date, notwithstanding the extension. Otherwise, a fifty percent (50%) deposit is due from Parsons to BRSI no less than ninety (90) days from the identified delivery date for each GARD-172 ordered.

11. Parsons may make more than one order during any given annual period, and there shall be no limit to the number of orders which may be made by Parsons during any given annual period. The balance of the Purchase Price for each Unit ordered shall be paid and delivered to BRSI by Parsons at the time of shipment by BRSI.

12. Nothing in this Agreement shall be construed to limit the number of GARD-172 Units which Parsons may order from BRSI during any given Period.

13. BRSI represents and warrants that it shall use its best efforts to make shipment by all delivery dates determined by Parsons. BRSI further represents and warrants, and promises and agrees, that it shall at all times have sufficient capability and capacity to meet production requirements for any Unit orders made by Parsons, the same resulting from the sales and marketing efforts and costs incurred by Parsons in furtherance of his sales efforts. Should BRSI at any time not be able to meet any delivery date for any Unit orders, it shall at the first available date so advise Parsons in writing and identify the cause of the delay, provide reasonable assurance of meeting a reasonably delayed ship date and the anticipated ship date. Parsons shall have the right to cancel any Unit Orders, without fault or liability, should any delayed ship date be in excess of forty-five (45) days from the delivery date specified by Parsons. In the event of any cancellation of any Unit Orders, Parsons shall so notify BRSI in writing, and BRSI shall immediately return any paid deposits to Parsons. Notwithstanding the foregoing, and as provided herein this Paragraph, BRSI acknowledges and agrees that it will have no material or substantive inability to meet Parsons' Unit orders.

14. The initial sale price of the GARD-172 to Parsons for any Unit orders made for the first annual Period shall be no more than $13,333.00 per unit, excluding installation and shipping charges and further excluding any deduction to the purchase price arising from royalty payments due Parsons which Parsons might elect to be attributed to a reduced purchase price. Installation charges are the responsibility of Parsons.

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15. The purchase price identified herein Paragraph 14 is calculated on the basis of a projected manufacturing cost of $7,600.00 per unit and a computed gross margin of the GARD-172 of 43%. BRSI shall attempt to improve its gross margin up for the GARD-172 through improvements in purchasing and production labor efficiencies. The 43% gross margin will be calculated using a standard financial statement presentation. The calculation will be based on taking the selling price and deducting direct material costs, direct labor costs, and production overhead. The calculation will exclude selling, marketing, general and administrative costs, research and development costs and other non-operating income and expenses. The parties have agreed that in the event that there is a decrease in the outside costs of producing the GARD-172 (material or supplier costs), they shall share equally in such cost reductions. The Parties anticipate that as Production quantities increase, such saving may be readily received. The Parties agree that such savings shall be shared equally (50/50). In the event the outside costs increase, BRSI shall be free to raise Parson's purchase price so as to maintain BRSI's gross margin of 43%, provided that it shall also increase the GARD-172 published sale price in an amount sufficient to maintain Parsons' gross margin in effect prior to the Parsons' cost increase. After the first annual period, BRSI shall determine the change in outside price annually, and shall adjust the price up or down for future orders received based upon its results. BRSI shall supply all reasonably requested detail of supply information and calculations used in making its determination.

16. BRSI agrees that its initial published sale price for the GARD-172 shall be $15,995.00, and that it shall not at any time during the term of this Agreement or any extension(s) thereof, lower said published sale price below this amount. BRSI promises and agrees that the published sale price for the GARD-172 shall be increased in an amount equal to or greater than, on a proportional basis, any increase in the GARD-172 purchase price to Parsons.

17. Notwithstanding Paragraphs 14, 15 and 16 above, for any fleet sales involving more than five (5) Units (hereinafter referred to as "Fleet Sales"), whether initiated by Parsons or by BRSI, Parsons shall be entitled to a net commission of no less than ten percent (10%) of the total per Unit customer sales price unless mutually agreeable to by both Parsons and BRSI. In the event of any Fleet Sales by either Parsons or BRSI, Parsons shall be entitled to a net commission either10% of the total sale price or the difference between the total per Unit purchase price to Parsons and the total sale price for any Fleet Sales, whichever is greater. Said amount shall be due and payable to Parsons immediately upon BRSI's receipt of any money received either on deposit or as balance payment for said order.

18. Parsons shall have the right to assign any and all of his rights, obligations and liabilities under this Agreement to a corporation, limited liability company or other entity formed by him, subject to the approval of BRSI and said approval shall not be unreasonably withheld by BRSI. In the event of said assignment, the assignee shall immediately assume all of Parsons' rights, obligations and liabilities under this Agreement, and all and any other rights, titles and interests thereto, and BRSI shall be bound to fulfill all of its obligations under this Agreement to said assignee as if said

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assignee had been the party in interest under this Agreement. In the event of said assignment, Parsons shall be immediately upon said assignment personally relieved and released of any and all claims, debts, demands, causes, causes of action and liabilities, of any type or kind, whether existing prior to, at or subsequent to said assignment, under this Agreement.

19. BRSI acknowledges that monetary damages arising from any breach by BRSI with respect to the exclusive rights granted to Parsons hereby this Agreement shall be difficult to calculate and that, in addition to any of such damages, Parsons shall have the right to pursue equitable claims and remedies including, without limitation, specific performance and/or an injunction.

20. At all relevant times, BRSI shall commence and/or continue its best efforts to develop, test and acquire certification and approval of the GARD-172 from the FAA. It is estimated that development and testing for purposes of certification shall take approximately eighteen (18) months from the effective date of this Agreement. Should development or testing of the GARD-172 prove unsuccessful or should the FAA deny certification of the GARD-172, BRSI shall immediately notify Parsons in writing.

21. BRSI promises and agrees that it shall at all times maintain the highest standards for producing the GARD-172, and shall provide the GARD-172 and its components according to those certified specifications approved and in conformity to FAA certification and approval hereafter existing. Parsons shall have the right, but not the obligation, to inspect any and all GARD-172 Units delivered to him and, upon consulting with BRSI, to reject same should any of said Units be determined not to conform with the certified specifications. In the event of said rejection, Parsons shall immediately notify BRSI in writing and BRSI shall immediately cause said Unit(s) to be returned to BRSI at its sole cost and expense, and it shall, at Parsons' option, either provide a timely replacement Unit(s) or immediately return all paid Purchase Price for any returned ordered Units to Parsons, plus shipping costs previously paid by Parsons for shipment of the subject Unit(s).

22. This Agreement, and the effective date of this Agreement (herein this Agreement referred to as the "effective date of the Agreement") shall be that date identified and provided at the space provided below following the acceptance and execution of this Agreement by BRSI. The parties acknowledge and agree that this Agreement is subject to final approval by BRSI's board of directors and a site visit to Parsons' retro-fitting facility in Illinois. Should BRSI's board of directors fail to approve of this Agreement and authorize its execution, BRSI shall immediately notify Parsons in writing. Acceptance and execution of this Agreement by BRSI constitutes BRSI's and its board of directors' unconditional acceptance of this Agreement and Parsons' retro-fitting facility.

23. Each person who signs this Agreement warrants that he or she does so with the full and legal authority to execute this Agreement for and on behalf of the respective parties to this Agreement.

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24. The parties do hereby acknowledge and consent to jurisdiction in the State of Minnesota and the parties do hereby agree to waive any objection to venue in said State.


     IN WITNESS WHEREOF, this Agreement has been agree to and entered into on the date first above written by the parties hereto.

CHARLES F. PARSONS                         BALLISTIC RECOVERY SYSTEMS, INC.


/s/ Charles F. Parsons                     /s/ Mark B. Thomas
----------------------                     ---------------------------
Signature                                  Signature

                                           Mark B. Thomas
                                           --------------
                                           Printed Name

                                           President and CEO
                                           -----------------
                                           Title

                                           Dated: October 26, 2000


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